INTELLECTUAL PROPERTY LICENSE AGREEMENT

THIS AGREEMENT DATED the 1st day of April, 1998.

BETWEEN:

POSITION INC., a body corporate incorporated pursuant to the laws of Alberta with an office in the City of Calgary
(hereinafter referred to as the "Licensor")

- and -

JFM GEOMATICS LTD. and MICA GEOMATICS LTD., both being bodies corporate incorporated pursuant to the laws of the Province of Alberta
(hereinafter referred to collectively as the "Licensee")


WHEREAS the Licensor owns and holds the copyrights and any applications thereof to the computer programs and other intellectual property described in Schedule "A" hereto (hereinafter called the "Licensed Material") and the Licensee desires to obtain from the Licensor and the Licensor desires to grant to the Licensee a license to use the Licensed Material;

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. License

The Licensor hereby grants to the Licensee:

(a) a single exclusive world wide license to use the NavSEIS software;

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(b)     a single exclusive world wide license to use the Jupiter software within the continuation of the NavSEIS business as presently carried on by the Licensor, being the sale and support of the NS100 and NS200 products (brochures of the Jupiter software and NS100 and NS200 products are attached as Schedules "C", "D" and "E" respectively); and

(c) a single non-exclusive world wide license to use the Jupiter software in all other businesses.

(the exclusive NavSEIS software license, the exclusive Jupiter software license and the non-exclusive Jupiter software license are hereinafter referred to as the "License").

2.     Purpose

The rights granted by this License apply solely to the use by the Licensee of the Licensed Material for the purposes of:

(a) supporting the continuance of the NavSEIS business as presently carried on by the Licensor, being the sale and support of the NS100 and NS200 products;

(b)     supporting the Jupiter software package; and

(c) enabling the Licensee to produce survey and navigation products within the seismic exploration industry.

3. Consideration

In consideration for the rights granted in this Agreement, the Licensee agrees to pay the Licensor a royalty fee annually on the first through fifth anniversaries of the date hereof, equal to six (6%) percent of the net book value of the NavSEIS and Jupiter Software Deferred Development Costs of the Licensor depreciated on a twenty-five (25%) percent declining balance basis. The annual royalty fees are as follows:

March 31, 1999     $33,181.00
March 31, 2000     $24,886.00
March 31, 2001     $18,664.00
March 31, 2002     $13,998.00
March 31, 2003     $10,498.00

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Interest on overdue payments shall accrue at the rate of one and one quarter (1.25%) percent per month, compounded annually.

4. Term

The term of this Agreement shall commence on the date hereof, and shall be for a period of five (5) years unless terminated in the manner as hereinafter set forth. In the event of the termination of this Agreement in accordance with the provisions hereinafter set forth, the Licensee shall return to the Licensor the Licensed Materials and all documentation or any other materials related thereto, and shall cease to use them.

5.     Termination

The rights conferred by this Agreement are subject to the ongoing compliance by the Licensee with the provisions of this Agreement. In the event that any of the provisions are not met by the Licensee other than the obligation to make an annual royalty fee payment and pay any interest accrued thereon, then the Licensor may give notice to the Licensee of the apparent breach. A breach of any of the terms of this Agreement will be understood to be a material breach. If such apparent breach is not remedied within thirty
(30) days of said notice the Licensor at its option may terminate or withdraw some or all rights conferred hereunder and shall require the immediate delivery up by the Licensee of any copies of the Licensed Material used in contravention of this Agreement. The Licensor shall have the right to cancel the entire Agreement.

6.     Remedies

The Licensor's remedies in the event of a default or breach of any terms hereof by the Licensee shall not be limited to the termination described above and in no way shall the Licensor's right to pursue all other remedies available, including, but not limited to, equitable relief by way of injunction or orders for accounting, damages for conversion, punitive and exemplary damages nor shall such actions terminate any of the Licensee's obligations to the Licensor. The Licensee shall return all Licensed Material on termination of this Agreement.

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7.     Title

The Licensee agrees that the Licensed Material is, and shall remain at all times, the property of the Licensor. The Licensee shall have no right, title or interest therein or thereto except as expressly set forth in this Agreement. Alterations, improvements or modifications to the Licensed Material of any sort shall remain the property of the party making such alteration, improvement or modification.

8.     License Authority

The Licensor warrants that it possesses the legal right to grant the Licensee the License as set forth herein.

9.     Warranty

There are no other warranties express or implied except as otherwise expressed herein.

10.     Support

The Licensor shall not be obligated to provide the Licensee with support for, or assistance with the use of the Licensed Material under this Agreement.

11.     Infringement Notice

The Licensee shall give prompt written notice to the Licensor of any apparent infringement of the Licensor's copyright in the Licensed Materials, which may come to the Licensee's notice during the term. The Licensee, however, shall have no right to initiate proceedings for infringement of such copyright, but shall provide all reasonable support to the Licensee upon request if required.

12.     Confidentiality

The Licensee shall exercise reasonable commercial care and in any event, at least the same degree of care and discretion with respect to the Licensed Material as it exercises in protecting its own confidential information. The Licensee shall not disclose, or otherwise make available, without the prior written consent of the Licensor, the Licensed Material or any copies of it to third parties. The Licensee shall not copy or reproduce the Licensed Material except to the extent necessary to perform its obligations under this Agreement. This paragraph shall survive the

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termination of this Agreement.

13.     Limitation of Liability

In no event shall the Licensor be liable for any damages, loss of data or profits, or for any incidental or consequential damages, resulting from the use of the Licensed Material even if advised of the possibility of such damages. The Licensee's right to recover damages caused by the Licensor's fault or negligence shall be limited to the consideration actually paid by the Licensee for the Licensed Material. This limitation of the Licensor's liability shall apply regardless of the form of action whether in contract or tort.

14.     Accountability

The Licensee shall maintain a record of the location of Licensed
Material and any copies or portions thereof and such record shall be available for inspection by representatives of the Licensor upon request.

15.     Notice

Any notice required to be given to either party shall be in writing and shall be sufficiently given if delivered, or if sent by prepaid registered mail or if sent by facsimile to the respective addresses given below, or to such other address as shall be designated by written notice to the other party.

Licensor:     Position Inc.
6815E - 40th Street S.E.
Calgary, Alberta, Canada
T2C 2W7
Facsimile:     1-403-720-0044
Attention: President

Licensee:     c/o Carscallen Lockwood Cormie
1500, 407-2nd Street S.W.
Calgary, Alberta, Canada
T2P 2Y3
Facsimile:     403-262-2952
Attention: G. Kenneth Little

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16.     Alberta Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta and the applicable laws of Canada. The parties agree to attorn to the courts of the Province of Alberta.

17.     Entire Agreement

This Agreement contains the entire agreement between the parties and supersedes all prior written or oral agreements with respect to the subject matter hereof.

18.     Modifications

Any modifications to this Agreement must be in writing and signed by both parties.

19.     Assignment

This Agreement shall be assigned by the Licensee to a third party within ninety (90) days of the date hereof, upon the prior written consent of the Licensor, such consent not to be unreasonably withheld. Notwithstanding paragraphs 5 and 6 hereof, failure to complete an assignment within the ninety
(90) day period will result in the immediate termination of this Agreement and the obligation of the Licensee to forthwith return all Licensed Material to the Licensor. This Agreement shall survive any assignment by the Licensor or the Licensee or their successors.

20.     Purchase of Licensed Material

Provided the Licensee is not in default of any term hereunder, the Licensee shall, at any time during the term hereof be entitled to purchase the Licensed Material for the following amounts:

Date     Purchase Price

Prior to March 31, 1999     $553,027.00
Between April 1, 1999 and
March 31, 2000     $414,770.00
Between April 1, 2000 and
March 31, 2001     $311,077.00
Between April 1, 2001 and
March 31, 2002     $233,308.00

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Between April 1, 2002 and
March 30, 2003     $174,981.00

Provided the Licensed Material has not previously been purchased pursuant to this paragraph 20, and provided this Agreement has not previously terminated pursuant to paragraph 5, the Licensee shall, on March 31, 2003, purchase the Licensed Material for One Hundred and Seventy-Four Thousand Nine Hundred and Eighty-One ($174,981.00) Dollars.

21.     Security

As security for the royalty fees and any accrued interest thereon payable pursuant to paragraph 3 above and payment for the purchase of the Licensed Material pursuant to paragraph 20 above, the Licensee agrees to place into escrow, on or before April 14, 1998, pursuant to the Escrow Agreement attached hereto as Schedule "B", one hundred thousand (100,000) shares in the capital stock of the Licensor.

22.     Non-Competition

The Licensee hereby agrees that it will not, without the prior written approval of the Licensor, during the term of this Agreement, however caused, either as a corporation, individual, or as a partner or partners or joint venturer or joint venturers or as employees, agents, shareholders, investors, officers, directors or otherwise in conjunction with any other firm, association, syndicate, company or corporation, or in any other manner whatsoever directly or indirectly carry on, be engaged in, be interested in or be otherwise concerned with, or permit their names or any parts thereof or their employees to be used or employed by any such person or persons, firm, association, syndicate, company or corporation, carrying on, engaged in, interested in or concerned with the business which involves the use of the Licensed Material other than for the purposes set out in paragraph 2 hereof, without regard for geographical area.

23.     Severability

The provisions of this Agreement are severable, and in the event that any provision of this Agreement shall be determined to be invalid or unenforceable under any controlling body of law, such invalidity or unenforceability shall not, in any way, affect the validity or enforceability of the remaining provisions hereof.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

POSITION INC.

Per:


JFM GEOMATICS LTD.

Per:


MICA GEOMATICS LTD.

Per: